Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 27 to Registration Statement No. 811-07807 on Form N-1A of our report dated July 13 , 2010, relating to the financial statements and financial highlights of Fidelity Revere Street Trust, including Fidelity Tax-Free Cash Central Fund, appearing in the Annual Report on Form N-CSR of Fidelity Revere Street Trust for the year ended May 31, 2010, and to the reference to us under the heading "Independent Registered Public Accounting Firms" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
July 26, 2010